Exhibit 99.1
Earnings Call Script Q1/2009 Version 8F
FINAL
RAE Systems Inc. (NYSE AMEX:RAE)
Q1 2009 Financial Release Conference Call
May 6, 2009, 1:30 pm PST
The Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. first quarter 2009 earnings conference call. (Caller Instructions — listen only mode, how to indicate for questions, reminder call is being recorded). I would now like to turn the call over to Bob Durstenfeld, Director of Investor Relations.
Mr. Bob Durstenfeld:
Thank you. Good afternoon, everyone, and thank you for joining us today. With me today are Robert Chen, our Chief Executive Officer and Randy Gausman our Chief Financial Officer. If you have not seen today’s earnings release, it can be retrieved from our website at raesystems.com, or from Market Wire, Yahoo Finance or similar websites. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website or from links in the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will review our first quarter highlights and business outlook for 2009. Randy Gausman will review the financial results for the first quarter ended March 31, 2009. Following a brief summary by Bob Chen, we will open up the call for questions and answers.
I’ll now turn the call over the Bob Chen. Bob?

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Mr. Bob Chen:
Thank you, Bob.
Good afternoon and thank you for joining us on our first quarter 2009 conference call.
We delivered record first quarter revenue of $19.1 million dollars with 7 percent growth over the first quarter of 2008. Much of this growth is due to our customers adoption of the new products that we introduced last year.
Our diversified markets continue to serve us well. For 2009, we believe the energy sector is still the strongest sector in the global economy, and it will continue to be a key market for our products. We are continuing to move forward with our wireless product initiatives as the demand for time-critical and life-critical information remains high. There is also significant opportunity in countries with strong worker safety regulations and regulatory compliance programs. In this current market environment, we expect full year 2009 revenue to be comparable with 2008, and excluding the impact of the previously announced FCPA investigation we expect to be profitable for the year.
Based on our record first quarter performance, we believe we will continue to thrive in this economic climate:
We have a strong customer base in 95 countries, many of which have regulations mandating the use of toxic gas monitors for everyday tasks in municipal water and waste water systems, worker safety and industrial production. In the United States, OSHA regulations require the use of toxic gas monitoring in many industrial situations including below ground construction, confined space entry and operations in chemical, plastics and coatings factories. There are similar regulations in the European Union and many of the Asian countries including China, which we see as additional opportunities to expand our geographic presence.

•	Some of our Multi-National, Fortune 500 customers have purchased many of our products, including the following:
•	MultiRAE Plus, 5-gas monitors,

•	AreaRAE Steel, wireless systems, and

•	UltraRAE 3000, benzene specific, VOC monitors.
•	In China, we have finally received both the safety and performance certifications for our digital mine safety system. These certifications open up a key market opportunity in a country that still relies on coal for more than 80 percent of its electrical power and heating needs. We expect our certification will enable us to achieve our long term goal of selling additional digital mine safety systems in the China coal mine safety market.

•	Our European ATEX certification will enable us to continue to sell into the most hazardous and potentially explosive working environments in Europe and the Middle East. For example, in the first quarter we sold products to oil refineries and petroleum storage terminals in Austria, Germany, Norway, Sweden, and the United Kingdom.

•	In the energy sector, we had significant first quarter business from a major international petroleum company in both the Americas and Europe.

•	Our largest homeland security order in the first quarter came from the Kuwait Civil Defense force, where we delivered personal and wireless toxic gas and radiation detection equipment.

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During the Presidential Inauguration in January and again at the February Special Olympics in Idaho, over 100 AreaRAE wireless monitoring systems were deployed for public venue protection. These deployments demonstrate the increasing demand for the technical capability of the wireless, AreaRAE systems, which are often deployed by multiple government agencies over a wide geographic area.
The recently announced United States and China economic stimulus packages include investments that we expect will result in increased infrastructure construction and steel manufacturing. The steel industry has been a key user of our carbon monoxide and oxygen monitors. China is also investing in the construction of crude oil super tankers and bulk crude oil storage facilities to meet future oil demands. The marine construction industry is a prime example for the use of our confined space entry products. Also, we expect the construction of petroleum storage facilities will result in long-term wireless and fixed gas detection sales opportunities for our products.
Many oil producers located in the Middle East have realized that they need to move further up the value chain from crude oil production to refined products. The new processing construction driven by this change provides an opportunity for us to sell our fixed gas and wireless products into this market.
Finally, while some customers are postponing new equipment purchases due to the economy, we can continue to serve them via sales of consumables and upgrades. In fact, to meet demand we increased our proprietary sensor production in the first quarter. As such, we are seizing the opportunity to sustain our customer relationships as we move beyond the current economic cycle.
With that, I would now like to turn the call over to Randy Gausman, our CFO for the financial review. Randy, please go ahead
Mr. Randy Gausman
Thank you, Bob.
Looking at the first quarter financial results in greater detail, revenue of $19.1 million was a 7 percent improvement over the first quarter of 2008. In the first quarter, the Americas contributed 42 percent of our total revenue, Asia contributed 39 percent and Europe contributed 19 percent.
Gross margin for the first quarter was 49 percent, compared with 50 percent for the same quarter of 2008. The decline in the gross margin was primarily due to unfavorable exchange rate fluctuations in the Euro and the write-down of inventory.
Sales and marketing expenses were $4.4 million in the first quarter of 2009 or 23 percent of revenue, compared with $5.4 million or 30 percent of revenue for the first quarter of 2008. This decrease was primarily due to a reduction in force in the Americas and company-wide cost cutting initiatives to reduce other marketing expenses at the end of the first quarter in 2008.
Research and development spending was $1.6 million or 9 percent of revenue, compared with

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$1.7 million or 10 percent of revenue from the prior year’s first quarter.
G&A expenses were $4.4 million or 23 percent of revenue, compared with $4.3 million or 24 percent of revenue for the first quarter of 2008.
Overall, first quarter 2009 operating expenses were $10.4 million or 55 percent of revenue compared with $11.4 million or 64 percent of revenue for the first quarter of 2008.
The first quarter net loss was $988 thousand or $0.02 per share, compared with a net loss of $2.3 million or $0.04 per share for the first quarter of 2008. The improvement in our net loss position was directly attributable to our increased gross profit of $0.5 million and lower operating expenses of $1.0 million resulting from our continued focus on maintaining cost controls.
Focusing on the balance sheet, we had cash of $14.7 million at March 31, 2009, compared with $14.8 million at December 31, 2008.
•	Cash provided by operating activities for the first quarter was $1.6 million, which consisted of a $1.0 million loss from operations adjusted for non-cash expenses of $0.8 million, and cash generated from a reduction in working capital of $1.8 million.

•	Purchases of property and equipment were $1.8 million, which included $1.2 million for the acquisition of land in Shanghai for the future expansion and relocation of our Shanghai facility.

•	Net cash generated by financing activities was $0.2 million and a decrease in cash due to exchange rate losses was $0.1 million.
Accounts receivable declined by approximately $2.9 million to $18.1 million at March 31, 2009, compared with the prior quarter. DSOs were 111 days at quarter end, compared with 95 days at December 31, 2008. The increase in DSOs reflects slower collections in China due, in part, to lower collections in the first quarter as a result of no collection activity during the Chinese New Year.
Net inventory decreased by $1.4 million to $16.2 million for the quarter ended March 31, 2009, compared with $17.6 million at December 31, 2008. Inventory turn was 2.0 times in the first quarter, compared with 1.6 times for the fourth quarter of 2008. We had 179 days of inventory compared with 142 days of inventory at December 31, 2008. The increased in days sale of inventory in the first quarter was due to lower sales in the first quarter compared with the fourth quarter of 2008.
Now, I will comment on our forward looking guidance. The world-wide economic outlook for 2009 is still uncertain and given this uncertainty, we expect full year 2009 revenue to be comparable with 2008, and excluding the financial impact of the previously announced FCPA investigation we expect to be profitable for the year.
Now, I will turn the call back over to Bob Chen for his closing remarks.

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Mr. Bob Chen
Thank you, Randy,
•	We are pleased by our first quarter revenue growth, but we remain cautious about the business outlook for the remainder of 2009. There continues to be demand for our products, and our global diversification should continue to serve us well.
•	In China — we continue to see business from steel mills, oil, gas and coal.

•	In both the Americas and Europe — we continue to see regulatory and industrial demand for our products. We will continue to pursue opportunities in the oil and gas industry, industrial safety, hazardous materials management, civil defense and environmental monitoring.
•	We have several new products planned for later in the year, and we expect that these new products will contribute to both revenue growth and increased market penetration in the oil and gas industry worldwide.
I would now like to open the floor to questions.
Operator, please open the call to questions at this time.
Q&A Session
Operator
(Operator Instructions). Pete Kostiuk, Morgan Keegan.
Brian Ruttenbur — Morgan Keegan — Analyst
This is Brian Ruttenbur. The question I have is about the China — the investigation going on there. Can you tell us how much, number one, you’ve spent in the first quarter on legal and other costs related to that? And then I have some follow-ups.
Randy Gausman — RAE Systems Inc. — CFO
During the first quarter, there was not much activity to really report related to the investigation, although recently we have had some additional contact from the SEC and the DOJ regarding some additional information that they are requesting. So in the first quarter there was no significant expenses related to FCPA.
Brian Ruttenbur — Morgan Keegan — Analyst
Okay. What was it in 2008, all 2008?
Randy Gausman — RAE Systems Inc. — CFO
$3.8 million.
Brian Ruttenbur — Morgan Keegan — Analyst
Okay. Do you expect it to be at that level or lower going forward?
Randy Gausman — RAE Systems Inc. — CFO
I appreciate your interest in this, but it’s very difficult for us to ascertain with any certainty what our expenses will be going forward because we are not in total control of the process. It’s more in the control of the government.

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Brian Ruttenbur — Morgan Keegan — Analyst
Okay. The US government, right?
Randy Gausman — RAE Systems Inc. — CFO
Correct.
Brian Ruttenbur — Morgan Keegan — Analyst
Okay. How long do these investigations take? Are they a year, two years, six months? What’s the typical, what the lawyers are telling you?
Randy Gausman — RAE Systems Inc. — CFO
Well, I do know that there is a typical timeline. Some companies have been involved for — larger companies like Siemens, for example, which everybody — or most people know about, it was over the course of several years. Smaller companies, it could be accomplished more quickly. But our expectation is that we are just in the beginning of the process of our communications with the government, and as we know, they are quite busy with a number of cases. So it’s — I would expect this to continue still for some time.
Brian Ruttenbur — Morgan Keegan — Analyst
And then moving on to some other questions, can you talk a little bit about if you are seeing any price squeeze down at the competitions coming in from MSA or someone else, any of your competitions either here in the US, in Asia, or whatever, that is causing you to reduce prices aggressively?
Robert Chen — RAE Systems Inc. — Co-founder, President, CEO, and Director
This is Bob. In the market, because our position with our wireless fleet products in the marketplace, we do not see much pressure to lower prices. And we had been adjusting our prices upwards last year, and we continue review the cost of doing business and selectively adjust the price upwards for our products. We do not see much of the pressure downwards for our portfolio of the product.
Brian Ruttenbur — Morgan Keegan — Analyst
Okay. Then if you could talk about debt and cash situation, what you anticipate this next quarter, if you’re going to be generating cash? You’re going to be generating cash on the year? Where your bank lines are, and just what the prospects are along those lines.
Randy Gausman — RAE Systems Inc. — CFO
Well, presently we have some bank borrowings of about — I think it’s about $3.4 million. That includes borrowings in the US and borrowings in China. We will be looking at some additional financing for the new facility in Shanghai that we are going to be developing over the course of the next year or so. But at this time, we have not — don’t have any specific arrangements in place for that because we are still in the process of completing the design and construction documents.
But that aside, and it is anticipated that whole project will be financed by credit, our new bank lines, but we regarding our cash flow for the year, we expect to basically be breakeven cash flow for the full year.
Brian Ruttenbur — Morgan Keegan — Analyst
Okay. With or without the litigation? I assume that’s breakeven cash flow without new debt
Randy Gausman — RAE Systems Inc. — CFO
Right. That doesn’t — I’d just preface, all my comments are made excluding the impact of the FCPA investigation because, again, it is uncertain, and we are not able to ascertain what the impact of that will be at this time.
Brian Ruttenbur — Morgan Keegan — Analyst
Okay. Thank you very much.

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Operator
(Operator Instructions). Ken Liddy, Wells Fargo.
Ken Liddy — Wells Fargo — Analyst
How large was the inventory write-down in the quarter?
Randy Gausman — RAE Systems Inc. — CFO
That was less than $0.5 million.
Ken Liddy — Wells Fargo — Analyst
Okay. And the fallout of the FCPA investigation, has it had much effect on China’s sales?
Randy Gausman — RAE Systems Inc. — CFO
I think initially, when we began the process last year. But going forward we have made some changes over there in terms of remediation and training, etc., and now I think people are well beyond that. And I think sales activity is now back to a normal pace.
Ken Liddy — Wells Fargo — Analyst
And do you see — are you starting to see normalized business in the current quarter in China?
Randy Gausman — RAE Systems Inc. — CFO
Oh, yes.
Ken Liddy — Wells Fargo — Analyst
As far as the China digital mine certification, where does that put you as far as your prospects with trying to get some of these larger contracts?
Robert Chen — RAE Systems Inc. — Co-founder, President, CEO, and Director
I think the digital mine is the project, the initiative we took to bring the technology into the coal mine. And as I mentioned that we received the safety and the performance certification in the China, the achievement was very significant. So, on the first order we are still fine tuning the system for the customer and waiting for their final acceptance. We are looking for some new customers that are willing to adopt the system for their — for the safety of their mines.
Ken Liddy — Wells Fargo — Analyst
You did have one larger order that you are working on. If that still in the works?
Robert Chen — RAE Systems Inc. — Co-founder, President, CEO, and Director
Yes. We are finishing up right now.
Ken Liddy — Wells Fargo — Analyst
When should we see revenue from that hit?
Randy Gausman — RAE Systems Inc. — CFO
Well, I think we expect to see some additional revenue sometime probably in the next two quarters. And then, to follow up on Bob’s earlier comment, we will be also marketing the digital mine product solution to a number of additional mines in China. And perhaps we will see some additional revenue later in this year from that effort as well.
Ken Liddy — Wells Fargo — Analyst
Is there any motivation to market this elsewhere, Europe, other parts of Asia, the United States?
Robert Chen — RAE Systems Inc. — Co-founder, President, CEO, and Director
I think that once this — this was probably one of the programs initiated in China. I believe that there is a lot of technology, these IP based, and on the tracking location based, a lot of technology. When it’s fully deployed and fully debugged and utilized by the mines, I believe this technology applicable to digital oilfields and other applications as well as other countries. I believe there is a potential for that.

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Randy Gausman — RAE Systems Inc. — CFO
One thing to add to what Bob is saying, too, right now it is certified in China. But as we sell it outside of China into other markets, we will have to go through the certification in those markets as well. So there is some additional effort that would be required.
Ken Liddy — Wells Fargo — Analyst
Understood. When you look at the global economic environment for RAE Systems, what is appearing to be a little bit stronger and what areas are really appearing a little weaker? By region or by products or by customers.
Robert Chen — RAE Systems Inc. — Co-founder, President, CEO, and Director
In our last call, we mentioned about the stimulus package in China. In the call, we mentioned about the stimulus package, the steel mill and also the automobile, the construction, and the construction of supertankers. All these are the opportunity for the China as a result of the stimulus package. We think China is recovering relatively stronger.
Americas is — I think it’s holding on, and the changing in the energy policies, we do see the emphasis into shifting into environmental protection and alternative energy in other areas. And so there is some shifting.
We also see in Europe, the Middle East the moving up to the higher value chain on the Middle East. And that is a lot of spending in that part of the world. We see that part of the market as growing, very healthy for us. So overall, I think that we see the market for us is still reasonable for us to address these markets.
Ken Liddy — Wells Fargo — Analyst
Randy, it seems at this point that you kind of have operating expenses under control finally. Do you see any other further inventory write-downs, any other one-time expenses before we’re going to see kind of a normalized expenses for operations?
Randy Gausman — RAE Systems Inc. — CFO
Again. I will preface my comments that this excludes any FCPA-type expenses. Yes, we have made a lot of progress on controlling our expenses. Of course, as we’ve said on previous conference calls, that remains a very high priority and focus of the company. So as we are able to ramp revenue, our expectation is we could leverage revenue growth without having a material impact on our operating expenses.
So I think we are at the point now where we can say that our operating expenses are probably within a range, in terms of the dollar spending, of — very manageable for us. And then if we can grow revenue, we should be able to leverage up and our operating expenses would be — as a percent of revenue would be declining.
And then in terms of inventory, we are always — every quarter we look at our inventory and make a determination of the value. And I think periodically, we may have some inventory adjustments, but nothing I would call substantive in the future.
Ken Liddy — Wells Fargo — Analyst
Understood. Where do you see gross margins for the next three quarters?
Randy Gausman — RAE Systems Inc. — CFO
I still think — I’m still confident that we’re probably still going to be in excess of 50%, maybe even to the — as they get later into the year too, probably closer, mid — 50% to 53%.
Ken Liddy — Wells Fargo — Analyst
You’re going to be releasing newer products in the third and fourth quarters, or —?
Randy Gausman — RAE Systems Inc. — CFO
Yes, that’s correct. That always helps us drive our margin up.

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Ken Liddy — Wells Fargo — Analyst
Right. So we probably should see the benefits of that in those quarters?
Randy Gausman — RAE Systems Inc. — CFO
Yes.
Ken Liddy — Wells Fargo — Analyst
I’m sure you’ve looked at this. I don’t if you can say anything, but have you gotten any type of qualified opinion of your FCPA investigation and compared it to similar investigations from other companies over the last seven years?
Randy Gausman — RAE Systems Inc. — CFO
I’m not sure I understand your question
Ken Liddy — Wells Fargo — Analyst
Of the potential impact, do you have any type of range where (multiple speakers)
Randy Gausman — RAE Systems Inc. — CFO
Oh, no. It’s very difficult to ascertain what the potential would be, and uncertain. I mean, it’s —there is nothing we can point to as a guideline.
Ken Liddy — Wells Fargo — Analyst
Can you comment on whether you feel that’s part of the reason why it’s taking so long is it’s just not a high priority?
Randy Gausman — RAE Systems Inc. — CFO
Oh, no. I don’t. I wouldn’t characterize it that way — I would say that the Justice Department is very busy. The enforcement division of the Justice Department has a number of actions that I know they are involved in. And it is not that they are putting us on the back burner or that they are — I said earlier in my comments, earlier, that they have — we are in dialogue with them presently regarding some additional information that they’ve requested. So this is an ongoing process. It just takes its time to work through.
Ken Liddy — Wells Fargo — Analyst
Do you have any type of gut feeling we are not going to hold you to of whether you’ll be done by the end of the year?
Randy Gausman — RAE Systems Inc. — CFO
I’m not going to fall for that trap. Then you will hold me to it. I couldn’t say. It’s as I said earlier, it’s just — we just can’t — we cannot predict the outcome or the timeline with any certainty.
Ken Liddy — Wells Fargo — Analyst
Okay. Well, that’s all my questions. Appreciate it.
Operator
(Operator Instructions). And that concludes the question-and-answer session. I will now turn it back to Mr. Chen for any closing remarks.
Robert Chen — RAE Systems Inc. — Co-founder, President, CEO, and Director
We have had a good start for the year, and we hope to sustain our current momentum. I would like to thank you for your continued support of RAE Systems and look forward to speaking with you on our second quarter conference call.
Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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